Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

This shareholders’ agreement (the “Agreement”) is entered into by and between:

1.	Fondazione Praexidia, with registered office in Milan, Via dell’Annunciata no. 31, tax code 97999130152, registered with the Prefecture of Milan under no. 1829, page 6493, volume 8, represented by its director Giacomo Paracchi, duly authorized (the “Foundation”);

and

2.	Pierluigi Paracchi, born in Milan on May 22, 1973, tax code PRCPLG73E22F205F, resident in Milan, Piazza Maria Adelaide di Savoia no. 1 (“PP”);

(the Foundation and PP, each individually a “Shareholder” and jointly the “Shareholders”)

and

3.	Genenta Science S.p.A., with registered office in Milan, Via dell’Annunciata no. 31, tax code and VAT no. 08738490963 (the “Company”), represented by its director, Pierluigi Paracchi;

(the Foundation, PP and the Company, each individually a “Party” and jointly the “Parties”).

RECITALS

A. As of the date of execution of this Agreement, the share capital of the Company amounts to Euro 893,218.30, fully paid-in, divided into 23,432,183 ordinary shares with no par value.

B. As of the date of execution of this Agreement, the Shareholders hold shares in the Company as indicated below:

Shareholder	Number of Shares	Percentage of Share Capital
Foundation	3,000	0.01280%
PP	2,302,516	9.82630%
TOTAL	2,305,516	9.83910%

C. By virtue of the enhanced voting rights provided for under the Company’s by-laws, as of the date of execution of this Agreement, the shares held by PP correspond to approximately 49.0680% of the voting rights exercisable at the Company’s ordinary and extraordinary shareholders’ meetings. Accordingly, PP is able to determine the appointment of the majority of the members of the Company’s Board of Directors.

D. The Foundation aims to promote awareness and recognition of the importance of strategic industrial sectors, technological innovation and Italy’s competitiveness, with particular reference to sectors governed by Legislative Decree no. 21/2012 concerning the so-called “Golden Power” regime (the “Golden Power Regulation”).

E. By means of this Agreement, the Parties intend to regulate, consistently with the purposes and objectives pursued by the Foundation, their respective rights and obligations in relation to certain transactions carried out by the Company and subject to the provisions and requirements of the Golden Power Regulation.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS.

Article 1 – Recitals, General Provisions and Definitions

1.1 The Recitals form an integral and substantive part of this Agreement.

1.2 Where the context so requires, singular terms shall include the plural and vice versa, and references to one gender shall include all genders.

1.3 Article headings are included solely for convenience and shall not affect the interpretation of this Agreement.

1.4 Capitalized terms shall have the meaning set forth in the relevant definition.

Article 2 – Nature and Subject Matter of the Agreement

2.1 This Agreement governs the obligations of the Parties with respect to Company decisions concerning transactions which (i) directly or indirectly, in any form or capacity, have as their object or effect the transfer of equity interests held by the Company in other companies or entities, and (ii) are subject to mandatory notification under the Golden Power Regulation (the “Relevant Transactions”).

2.2 The Parties acknowledge that, to the extent possible, they intend to ensure institutional oversight through the involvement of the Foundation in decisions concerning Relevant Transactions that are strategic for the Company and the Country, by establishing a consultation process aimed at ensuring transparency and coordination in decision-making. In this context—and without assuming any binding obligation—the Foundation may contribute to the identification by the Company of strategic holdings or assets under the Golden Power Regulation or other initiatives of potential strategic relevance. In turn, the Company may provide any form of contribution, support or collaboration, including those useful for the activities of the Foundation and/or its subsidiaries.

2.3 All 2,305,516 shares of the Company held by the Shareholders as described in Recital C are contributed to this Agreement (the “Pooled Shares”).

2.4 Each Shareholder represents and warrants that it holds full ownership and unrestricted availability of its respective Pooled Shares and the related economic and administrative rights.

2.5 Each Shareholder undertakes to promptly notify the other Shareholder and the Company in writing of any reduction, for any reason and under any title, in the number of Pooled Shares held, as well as any other information relevant to this Agreement, in sufficient time to allow compliance with this Agreement and applicable law.

Article 3 – Commitments in Relation to Relevant Transactions

3.1 For the duration of this Agreement, PP undertakes to ensure that, at meetings of the Company’s Board of Directors where one or more Relevant Transactions are on the agenda, PP—or, if PP is not a board member or is unable to attend, one of the directors appointed from his list (the “Alternate Director”)—promptly informs the Foundation of the Relevant Transaction.

3.2 Upon receipt of such information and any supporting documentation, the Foundation may issue an opinion on the Relevant Transaction (the “Opinion”) in written or oral form in due time for the board meeting. PP undertakes to ensure that such Opinion is presented to the Board.

3.3 The Opinion shall be non-binding and shall not in any way limit the discretion of the Board of Directors or PP, who shall vote based on their own assessments, without prejudice to the consultative purpose of this Agreement.

3.4 The Shareholders undertake to maintain confidentiality for the duration of this Agreement and for 12 months thereafter, including with respect to inside information under applicable law.

3.5 This Agreement does not grant the Foundation any management powers over the Company. All obligations are binding solely inter partes and do not affect directors’ duties or responsibilities.

Article 4 – Prior Consultation on Shareholders’ Resolutions

4.1 Where Relevant Transactions fall within the competence of the Shareholders’ Meeting, the Shareholders shall meet (including remotely) within 10 days of publication of the meeting notice (the “Agreement Meetings”) to consult on voting positions.

4.2 The consultation aims—but does not oblige—the Shareholders to reach common voting guidelines.

4.3 If unanimity is not reached, each Shareholder may vote independently.

4.4 Minutes of Agreement Meetings may be prepared. Shareholders may be represented by duly appointed proxies.

Article 5 – Lock-up Commitments

5.1 For purposes of this Article:

●	“Transfer” means any inter vivos transaction resulting in the transfer, even temporarily, of ownership or voting rights over the Pooled Shares, including sales, contributions, mergers, pledges, swaps, securities lending, except for lombard credit transactions where voting rights remain with the transferring Party.

●	“Affiliate” means any entity controlled pursuant to Article 2359 of the Italian Civil Code.

5.2 For the duration of this Agreement, the Shareholders undertake not to Transfer the Pooled Shares (the “Transfer Restriction”).

5.3 Exceptions apply, including:

(i) PP transferring shares exceeding those necessary to retain majority voting control;

(ii) transfers to Affiliates, subject to accession to this Agreement and re-transfer upon loss of Affiliate status;

(iii) transfers required by law or court order; (iv) fiduciary holdings;

(v) acceptance of a public tender offer for a majority stake.

Article 6 – Term. Confidentiality

6.1 This Agreement has a term of five years from execution and renews automatically for additional five-year periods unless terminated with one month’s prior written notice.

6.2 Confidentiality obligations apply throughout the term and for 12 months thereafter.

Article 7 – Miscellaneous

7.1 No Party may assign rights or obligations without prior written consent of the other Party.

7.2 This Agreement represents the entire agreement between the Parties; no other shareholders’ agreements exist.

7.3 Invalidity of any clause shall not affect the remainder; substitute provisions shall be negotiated in good faith.

7.4 No tolerance shall constitute waiver.

7.5 Amendments must be in writing.

7.6 Costs related to negotiation and execution shall be borne by the Company; taxes by the Parties as required by law.

7.7 Obligations “to cause” acts by third parties shall be construed pursuant to Article 1381 of the Italian Civil Code.

Article 8 – Notices

All notices shall be in writing and sent by registered mail, PEC or email to the addresses specified, or as otherwise notified.

Article 9 – Governing Law and Jurisdiction. Execution

9.1 This Agreement is governed by Italian law.

9.2 Any dispute shall be resolved by arbitration under the Rules of the Milan Chamber of Arbitration, by three arbitrators.

9.3 The Agreement may be executed electronically, including by simple electronic signature, in accordance with applicable law (eIDAS and CAD).

January 25, 2025

Digitally signed by:

●	Pierluigi Paracchi

●	Fondazione Praexidia, represented by Giacomo Paracchi

●	Genenta Science S.p.A., represented by Pierluigi Paracchi